EXHIBIT 10.33
MOVE, INC.
Amendment to the Employment Offer Letter
with Lorna Borenstein
     This Amendment to the Employment Offer Letter dated as of April 26, 2007, (the “Agreement”) between Move, Inc. (the “Company”) and Lorna Borenstein (“Executive”) is made this 19th day of December, 2008.
     The Company and Executive have determined that it is in their best interests to amend the Agreement to include special provisions intended to ensure compliance with Internal Revenue Code Section 409A relating to deferred compensation.
     In consideration of the mutual covenants contained herein and the continued employment of Executive by the Company, the parties hereby agree that all reimbursements of expenses provided under the Agreement shall be made promptly in accordance with the Move, Inc. Travel & Reimbursement Policy, provided, however, that (i) any payments or reimbursements provided in any one calendar year shall not affect the amount of payments or reimbursements provided in any other calendar year; (ii) the reimbursement of an eligible expense shall be made no later than December 31 of the year following the year in which the expense was incurred; and (iii) such rights shall not be subject to liquidation or exchange for another benefit.
     IN WITNESS WHEREOF, the Company and Executive have caused this Amendment to be executed on the day and year first above written.

MOVE, INC.

By: /s/ W. Michael Long

EXECUTIVE

/s/ Lorna Borenstein Lorna Borenstein